Exhibit 99.2

FOR IMMEDIATE RELEASE

Redwood Trust, Inc.

September 10, 2026

Redwood Trust Announces Offering of Convertible Senior Notes due 2030

MILL VALLEY, Calif.—(BUSINESS WIRE)—Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that it plans to offer, subject to market and other conditions, $150,000,000 aggregate principal amount of convertible senior notes due 2030 (the “Notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Redwood expects to grant the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $22,500,000 principal amount of Notes. The Notes will be senior unsecured obligations of Redwood. The interest rate and offering price are to be determined by negotiations between Redwood and the initial purchasers of the Notes.

Redwood intends to use a portion of the net proceeds from the offering to repurchase a portion of its 2027 Notes concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the Notes or its affiliate, as Redwood’s agent. Redwood intends to use up to $20.0 million of the net proceeds from the offering to repurchase shares of its common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the Notes or its affiliate, as Redwood’s agent. Redwood intends to use the remainder of the net proceeds from the offering for general corporate purposes, including funding Redwood’s operating businesses and investment activities, such as its Sequoia, Aspire, and CoreVest mortgage banking platforms, acquiring related assets for its Redwood Investments portfolio, and pursuing strategic acquisitions and investments. Holders of the 2027 Notes that are repurchased in the concurrent repurchases described above may purchase shares of Redwood’s common stock in the open market to unwind any hedge positions they may have with respect to the 2027 Notes. These activities may affect the trading price of Redwood’s common stock and the initial conversion price of the notes. The concurrent repurchases of shares of Redwood’s common stock described above may result in Redwood’s common stock trading at prices that are higher than would be the case in the absence of these repurchases, which may result in a higher initial conversion price for the notes Redwood is offering.

The offer and sale of the Notes and any shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any shares of common stock issuable upon conversion of the Notes, nor will there be any sale of the Notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms, whole-loan distribution activities, joint ventures and our publicly traded shares. We operate through three core residential housing-focused operating platforms — Sequoia, Aspire, and CoreVest — alongside our complementary Redwood Investments portfolio which is primarily composed of assets we source through these platforms. Redwood Investments also includes RWT Horizons®, our unified technology platform spanning internal AI innovation and strategic investments across the ecosystem, which supports our efforts to develop an AI-first operating model that enables compounding operational leverage and scalable growth. This reflects how we manage and organize our business and may differ from the manner in which our reportable segments are presented for financial reporting purposes. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust for tax purposes.

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as statements related to the offering and the expected use of the net proceeds. Forward-looking statements involve numerous risks and uncertainties. Redwood’s actual results may differ materially from those projected, and Redwood cautions investors not to place undue reliance on the forward-looking statements contained in this release. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Redwood’s filings with the Securities and Exchange Commission. Redwood undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com